EXHIBIT 5.1

August 1, 2006

Entrust, Inc.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, Texas 75001

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 1, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,150,590 shares of your Common Stock (the “Shares”) reserved for issuance under the Business Signatures Corporation 2002 Stock Plan (the “Plan”), which was assumed by you pursuant to that Agreement and Plan of Merger, dated as of July 19, 2006, by and among Entrust, Inc., Blazing Acquisition Corporation, Business Signatures Corporation and certain other parties listed therein. As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

It is our opinion that, when issued and sold in the manner referred in and pursuant to the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati